FOR IMMEDIATE RELEASE

ISORAY Announces Financing of $3.5 Million to Advance its

GliaSite and New Emerging Cancer Solutions for Internal Radiation Therapy

Richland, WA (July 16, 2012) - - IsoRay, Inc. (AMEX: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications, announced today that it has entered into agreements with certain institutional investors for a registered direct placement of approximately $3.5 million of common stock at a price of $0.965 per share. Gross proceeds will be approximately $3.5 million, before deducting placement agent’s fees and estimated offering expenses. A more complete description of the terms and conditions for the financing are available in the Form 8-K filed today by the Company.

IsoRay CEO Dwight Babcock stated, “These additional proceeds will allow the company to continue to expand its marketing efforts and new product development. IsoRay’s credibility in the marketplace, achieved through its recent launch of the GliaSite balloon catheter and other devices / applications for internal radiation therapy, created the opportunity for this stock only transaction.”

The offering is expected to close on or about July 19, 2012, subject to satisfaction of customary closing conditions.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSEMKT: LTS), acted as the exclusive placement agent for the transaction.

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This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A shelf registration statement relating to the common stock and warrants to be issued in the offering has been filed with the Securities and Exchange Commission and has become effective. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained at the SEC’s website at http://www.sec.gov, or via written request to IsoRay, Inc., 350 Hills Street, Suite 106, Richland, WA, 99354. Attention: Investor Relations.

Contact:

Dwight Babcock

(520) 240-4840

About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the exclusive producer of Cesium-131 internal radiation therapy, which is expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

Safe Harbor Statement

This release includes statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. Factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in IsoRay’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. IsoRay assumes no obligation to update and supplement forward-looking statements because of subsequent events.